Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP 51 W 52ND STREET NEW YORK, NEW YORK 10019-6142 tel +1-212-506-5000 fax +1-212-506-5151 WWW.ORRICK.COM

February 27, 2015

Shutterstock, Inc.
350 Fifth Avenue, 21st Floor
New York, NY 10118

Re:                                     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Shutterstock, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,125,603 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the Shutterstock, Inc. 2012 Omnibus Equity Incentive Plan and 3,000,000 shares of Common Stock reserved for issuance pursuant to the Shutterstock, Inc. 2012 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Registration Statement, (iii) the Plans, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly authorized and,when issued,

delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP